Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series O – Floating Rate November 7, 2016	Registration No. 333-207838

PACCAR Financial Corp.

Medium-Term Notes, Series O – Floating Rate

CUSIP# 69371RN51

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☐	BNP Paribas Securities Corp.
☐	Citigroup Global Markets Inc.
☐	J.P. Morgan Securities LLC
☒	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
☐	Mitsubishi UFJ Securities (USA), Inc.
☐	U.S. Bancorp Investments, Inc.
☐	Other:

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date: November 10, 2016

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 8, 2019

Net Proceeds to Company: $99,800,000

Interest Payment Date(s): February 8, May 8, August 8 and November 8 commencing February 8, 2017

Record Dates: January 25, April 24, July 25 and October 25 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:

☐ Inverse Floating Rate Note Fixed Interest Rate:

☐ Other Floating Rate Note (see attached)

Initial Interest Rate: The Initial Interest Rate will be the interpolated rate based upon 2 month LIBOR (as referenced herein with an Index Maturity of 2 months) and 3 month LIBOR, in each case determined on November 8, 2016, plus the Spread

Initial Interest Reset Date: November 10, 2016

Interest Reset Date(s): February 8, May 8, August 8 and November 8

Interest Rate Basis:

☐ Commercial Paper Rate	☐ Federal Funds Rate	Designated LIBOR Currency:
☐ CMT Rate	☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Reuters Page FRBCMT	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Reuters Page FEDCMT	☐ Federal Funds Target Rate	☐ Other (see attached)
If Reuters Page FEDCMT:	☒ LIBOR
☐ Weekly Average	Designated LIBOR Page:
☐ Monthly Average	☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Index Maturity: 3 month LIBOR

Spread (+/-): +0.320%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐ 30/360 for the period from              to             .

☒ Actual/360 for the period from November 10, 2016 to November 8, 2019.

☐ Actual/Actual for the period from              to             .

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

☐ The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                 (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: %

Form: ☒ Book-Entry             ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$100,000,000
Total		$100,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322.